Exhibit 10.17

December 1, 2004

HAND DELIVERED

Rob Martin

RE:	Offer Letter

We are pleased to confirm our offer of employment to you for the position of Vice President, Merchandising and Production of Tully’s Coffee Corporation (the “Company”). The terms and conditions of the Company’s offer are contained in the attached Tully’s Coffee Corporation Summary of Employment.

To indicate your acceptance of the Company’s offer, please sign and date this offer letter and the attached Summary of Employment. We look forward to having you join the Tully’s Coffee team.

Very truly yours,

Tully’s Coffee Corporation

John Dresel

President and Chief Operations Officer

I agree to and accept employment with Tully’s Coffee Corporation on the terms and conditions set forth in this offer letter and the attached Summary of Employment.

Date: December 1, 2004	/s/ Rob Martin
Rob Martin

495 BARNEVELD AVENUE SAN FRANCISCO, CALIFORNIA 91124 TELEPHONE (415) 821 7100 FACSIMILE (415) 821 7199 (800) 96 TULLY WWW.TULLYS.COM

Name:	Rob Martin (“Employee”)

Position:	Vice President, Merchandising and Production

Reports to:	President and Chief Operating Officer, Tully’s Coffee Corporation

Service Date:	Employee shall commence employment on January 3, 2005.

Responsibilities:

Merchandising:

•    Responsibilities include all aspects of the merchandising, advertising, promotional affairs, and media relations across the retail and wholesale divisions of the company. Responsible for the development, execution and communication of Tully’s brand strategy and positioning. Marketing liaison to Company’s international licensees. Advises and assist in the development, planning and execution of the Companies business strategies.

Supply Chain:

•    Establishes and manages towards achieving an annual Supply Chain operating plan and budget that aligns with Tully’s annual plan and budget.

•    Develops and integrates a coherent, effective and actionable supply chain strategy that aligns with Tully’s strategic interests.

•    Provides executive leadership to the Tully’s enterprise within the role of an Executive Leadership Team member.

•    Provides organizational leadership and coaching to the Supply Chain team. Ensures business needs are met through effective management, training and personal development.

•    Leads consistently within Tully’s “Code of Business Conduct.”

•    Establishes the appropriate business protocol with all key vendors doing business with Tully’s including, selection (competitive bidding), negotiations, supply agreements, ongoing business relationships, etc.

•    Secure green coffee contracts to meet Tully’s annual demand. Appropriately manages the balance of green bean supply, quality and cash-flow risk.

•    Ensures Tully’s business forecast across all three operating divisions (retail, wholesale and international) have adequate supply of inventory to meet expected demand.

•    Optimizes customer service requirements with Tully’s cash-flow need.

•    Provide training and documentation to ensure a safe work environment.

•    Provide and manage coffee product R & Development.

•    Establish and document Tully’s product quality standards.

•    Responsible for the general operational aspects of Tully’s corporate facilities.

Base Salary:

Salary to begin January 3, 2005 at the annualized rate of $125,000 paid in arrears in accordance with the Company’s normal payroll practices (currently bi-weekly) and shall be reviewed annually on April 1.

Car Allowance:	Employee shall receive a $650 per month automobile allowance, subject to statutory tax withholdings.

Bonus Potential:	Employee shall participate in the Company’s annual bonus plan for the fiscal year beginning April 4, 2005.

Paid Vacation:	Employee will receive 3 weeks paid vacation annually.

Benefits:	Participation in the Company’s employee benefits program (subject to plan requirements) including medical, dental, vision and death benefits, 401(k) plan, holidays and employee discounts.

Options:

Subject to granting by the Board of Directors, employee shall receive a nonqualified option grant of 95,000 shares (summarized below), subject to the vesting, exercise and other general terms and condition contained in the Company’s 2004 Stock Option Plan:

10,000 shares with an option price of $0.31 per share that vest 100% on January 31, 2005;

25,000 shares with an option price of $0.31 per share that vest 100% on January 1, 2006;

30,000 shares with an option price of $1.50 per share that vest 100% on January 1, 2007;

30,000 shares with an option price of $2.00 per share that vest 100% on January 1, 2008;

Termination:

Termination for cause shall include: (1) felony conviction, (2) Employee theft, fraud, or gross dishonesty (3) moral turpitude, (4) willful insubordination or (5) any action that is injurious to the Company’s reputation of business.

Termination without cause may be initiated by either Employee or the Company on 30 days written notice.

Other:	Employee is subject to the Company’s standard Confidentiality Agreement and the Tully’s Code of Business Conduct.